Exhibit 10.3

Severance Plan for
Elected and Appointed Officers of
Northrop Grumman Corporation
As amended and restated effective February 11, 2018

1.Purpose of Plan. The purpose of the Plan is to provide severance benefits for eligible elected and appointed officers of Northrop Grumman Corporation who reside and work in the United States. The terms of this amended and restated Plan are applicable to Qualifying Terminations that occur on or after February 11, 2018.
2.    Definitions. The terms defined in this section shall have the meaning given below:

(a)	“Committee” means the Compensation Committee of the Board of Directors of the Company or any successor to the Committee.

(b)	“Code” means the Internal Revenue Code of 1986, as amended.

(c)	“Company” means Northrop Grumman Corporation.

(d)	“CPC” means the Corporate Policy Council.

(e)	“Disability” means any disability of an Officer recognized as a disability for purposes of the Company’s long-term disability plan, or similar plan later adopted by the Company in place of such plan.

(f)
“Key Employee” means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) of the Company or its affiliate (i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof)) if the Company’s stock is publicly traded on an established securities market or otherwise. The Company shall determine in accordance with a uniform Company policy which Officers are Key Employees as of each December 31 in accordance with IRS regulations or other guidance under Code section 409A, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(3) shall be used. Such determination shall be effective for the twelve (12) month period commencing on April 1 of the following year.

(g)	“Officer” means an elected or appointed officer of Northrop Grumman Corporation, other than the Company’s Chief Executive Officer, who resides and works in the United States.

(h)	“Plan” means this Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation, as it may be amended from time to time.

(i)
“Qualifying Termination” means any one of the following (i) an Officer’s involuntary termination of employment with the Company, other than Termination for Cause or mandatory retirement, or (ii) an Officer’s election to terminate employment with the Company in lieu of accepting a downgrade to a non-Officer position or status. “Qualifying Termination” does not include any change in the Officer’s employment status due to any transfer within the Company or to an affiliate, or to a purchaser of assets or a portion of the business of the Company or an affiliate in connection with the purchase, Disability, voluntary termination or normal retirement.

(j)
“Release” means the Separation Agreement and General Release prepared by the Company at the time of the Officer’s termination of employment, which may include such terms as the Company deems appropriate, including certain post-employment restrictions as a condition of receiving benefits under the Plan.

(k)	“Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

(l)	“Termination for Cause” means an Officer’s termination of employment with the Company because of:

(i)
The continued failure by the Officer to devote reasonable time and effort to the performance of his duties (other than a failure resulting from the Officer’s incapacity due to physical or mental illness) after written demand for improved performance has been delivered to the Officer by the Company which specifically identifies how the Officer has not devoted reasonable time and effort to the performance of his duties;

(ii)	The willful engaging by Officer in misconduct which is substantially injurious to the Company, monetarily or otherwise; or

(iii)	The Officer’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability).
A Termination for Cause shall not include a termination attributable to:

(i)	Bad judgment or negligence on the part of the Officer other than habitual negligence; or

(ii)	An act or omission believed by the Officer in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Officer to be lawful.
3.    Eligibility Requirements.

(a)	Benefits under the Plan are subject to the Company’s sole discretion and approval.

(b)	To be considered to receive benefits under the Plan an Officer must meet the following conditions:

(i)
The Officer must experience a Qualifying Termination that results in termination of employment. If, before termination of employment occurs due to the Qualifying Termination event, the Officer voluntarily quits, retires, or experiences a Termination for Cause, the Officer will not receive benefits under this Plan.

(ii)	The Officer must sign the Release.
4.    Severance Benefits. Upon the Qualifying Termination of any eligible Officer, the terminated Officer shall be entitled to the following benefits under the Plan: (a) a lump-sum severance cash payment, (b) an extension of the Officer’s existing medical and dental coverage, (c) a prorated annual cash bonus payment, and (d) certain other fringe benefits.

(a)	Lump-sum Cash Severance Payment. The designated Appendix describes the lump sum severance benefit available to the Officer.

(b)
Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for the period of time following the Officer’s termination date that is specified in the designated Appendix, provided that for the balance of the month that includes the Officer’s termination date and for the immediately following month, the coverage will be at no cost to the Officer. Such continuation coverage shall run concurrently with COBRA continuation coverage (or similar state law). The Officer must continue to pay his portion of the cost of this coverage with after-tax dollars. If rates for active employees increase during this continuation period, the contribution amount will increase proportionately. Also, if medical and dental benefits are modified, terminated or changed in any way for active employees during this continuation period the Officer will also be subject to such modification, termination or change. Following the continuation period specified in the designated Appendix the Officer will be eligible to receive COBRA benefits for any remaining portion of the applicable COBRA period (typically 18 months) at normal COBRA rates. The unreimbursed COBRA period (e.g., the period when the Officer must pay full COBRA rates in order to receive COBRA benefits) starts the first day of the month following the end of the continuation period specified in the designated Appendix.
Example: A Non-CPC Officer receives a layoff notice on June 5, 2017, and his last day of work is June 19, 2017. The Officer’s 18-month COBRA period commences June 20, 2017. The Officer will continue to receive medical and dental coverage from June 20, 2017 through July 31, 2017 at no cost to the Officer. The Officer will continue to receive medical and dental coverage from August 1, 2017 through June 19, 2018, as long as the Officer continues to pay the appropriate active employee contribution. Full COBRA rates will apply to the Officer from June 20, 2018 until the end of the remaining COBRA period on December 19, 2018.
If the Officer is not covered by medical and dental benefits at the time of his termination, this section 4(b) will not apply and no continuation coverage will be offered. No health or welfare benefits other than medical and dental will be continued pursuant to the Plan, including but not limited to disability benefits.
The medical and dental benefits to be provided or payments to be made under this section 4(b) shall be reduced to the extent that the Officer is eligible for benefits or payments for the same occurrence under another employer sponsored plan to which the Officer is entitled because of his employment subsequent to the Qualifying Termination.
To the extent the benefits under this section 4(b) are, or ever become, taxable to the Officer and to the extent the benefits continue beyond the period in which the Officer would be entitled (or would, but for the Plan, be entitled) to COBRA continuation coverage if the Officer elected such coverage and paid the applicable premiums, the Company shall administer such continuation of coverage consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv):

(i)	Officer’s eligibility for benefits in one year will not affect Officer’s eligibility for benefits in any other year;

(ii)	Any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and

(iii)	Officer’s right to benefits is not subject to liquidation or exchange for another benefit.
In the event the preceding sentence applies and the Officer is a Key Employee, provision of these benefits after the COBRA period shall commence on the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death).

(c)
Company Performance Related Payment. The Officer will be eligible for a severance payment equal to a pro-rata portion of the bonus he or she would have received under the Company annual incentive plan in which he or she was a participant for the year in which the Qualifying Termination occurred, in addition to the lump-sum cash severance payment described in section 4(a). For this purpose, the pro-rated bonus (if any) will be based on the applicable annual incentive plan payout formula, with any applicable individual performance factor set at 1.00, prorated from the beginning of the performance period (January 1st) to the Officer’s date of termination. The severance payment contemplated by this Section 4(c) will be paid when the annual bonuses are paid to active employees between February 15 and March 15 of the year following termination. Notwithstanding anything to the contrary in this section 4(c), if the Officer’s bonus opportunity for the fiscal year in which his or her termination occurs is covered by the Company’s Incentive Compensation Plan (or similar successor bonus program designed to comply with the performance-based compensation exception under Section 162(m) of the Code), then the Officer’s severance payment pursuant to this section 4(c) shall not exceed the maximum bonus the Officer would have been entitled to receive under the Company’s Incentive Compensation Plan for that fiscal year, assuming the Officer had been employed through the date bonuses are paid under such plan for that year, and otherwise calculated under the terms of such plan based on actual performance for that fiscal year (but without giving effect to any discretion of the plan administrator to reduce the bonus amount from the maximum otherwise determined in accordance with such plan).

(d)
Other Fringe Benefits. All reimbursements will be within the limits established in the Executive Perquisite Program. These perquisites will cease as of the date of termination except for the following:

(i)
Financial Planning. If an Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees as specified in the designated Appendix. For these purposes, “financial planning reimbursement” includes any income tax preparation fee reimbursement the Officer may be entitled to under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination. The financial planning (including income tax preparation fee) reimbursements contemplated by the Appendices are subject to any other applicable limitations that may apply under the financial planning reimbursement terms and conditions applicable to the Officer at the time of termination (for example, and without limitation, annual caps on amounts that may be used in connection with income tax preparation). All such reimbursements pursuant to this section 4(d)(i) shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) Officer’s eligibility for benefits in one year will not affect Officer’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) Officer’s right to benefits is not subject to liquidation or exchange for another benefit. In addition, no reimbursements shall be made to an Officer who is a Key Employee for six months following the Officer’s Separation from Service.

(ii)
Outplacement Service. The Officer will be reimbursed for the cost of reasonable outplacement services provided by the Company’s outplacement service provider for services provided within one year after the Officer’s date of termination; provided, however, that the total reimbursement shall be limited to an amount equal to fifteen percent (15%) of the Officer’s base salary as of the date of termination. All services will be subject to the current contract with the provider, and all such expenses shall be reimbursed as soon as practicable, but in no event later than the end of the year following the year the Officer Separates from Service.

(e)
Time and Form of Payment. The severance benefits under section 4(a) will be paid to the eligible Officer in a lump sum as soon as practicable following the Officer’s Separation from Service, but in no event beyond thirty (30) days from such date, provided the Officer signs the Release within twenty one (21) days following the Officer’s Separation from Service. Notwithstanding the foregoing, if the Officer is a Key Employee, the lump sum payment shall be made on or within thirty (30) days after the first day of the seventh month following the Officer’s Separation from Service (or, if earlier, the first day of the month after the Officer’s death), provided the Officer signs the Release within twenty-one (21) days following the Officer’s Separation from Service. This amount will be paid after all regular taxes and withholdings have been deducted. No payment made pursuant to the Plan is eligible compensation under any of the Company’s benefit plans, including without limitation, pension, savings, or deferred compensation plans.

5.    Limitation of Plan Benefits. Notwithstanding anything contained in this Plan to the contrary, if upon or following a change in the “ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies, solely because of such transaction, to any payments, benefits and/or amounts received by the Officer pursuant to the Plan or otherwise, including, without limitation, any amounts received, or deemed received within the meaning of any provision of the Code, by the Officer as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Officer under any of the Company’s incentive plans, including without limitation, the 2001 Long-Term Incentive Stock Plan and the 1993 Long Term Incentive Stock Plan (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Officer is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax. The preceding provisions of this section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer’s rights and entitlements to any benefits or compensation.
6.    Offset for Other Benefits Received. The benefits under the Plan are in lieu of, and not in addition to, any other severance or separation benefits for which the Officer is eligible under any Company plan, policy or arrangements (including but not limited to, severance benefits provided under any employment agreement, retention incentive agreement, or similar benefits under any individual change in control agreements, plans, policies, arrangements and change in control agreements of acquired companies or business units) (collectively, “severance plans”). If an Officer receives any benefit under any severance plan, such benefit shall cause a corresponding reduction in benefits under this Plan. If, despite any release that the Officer signs in connection with the Plan, such Officer is later awarded and receives benefits under any other severance plan(s), any benefits that the Officer receives under the Plan will be treated as having been received under those other severance plans for purposes of calculating total benefits received under those other severance plans (that is, benefits under those other severance plans will be reduced by amounts received under the Plan).
7.    Administration. The Plan shall be administered by the Benefit Plans Administrative Committee (the “Plan Administrator”). The Plan Administrator has sole and absolute discretion to interpret the terms of the Plan, eligibility for benefits, and determine questions of fact. The Plan Administrator may delegate any of its duties or authority to any individual or entity.
8.    Claims and Appeals Procedures.
Claims Procedure. If an Officer believes that he or she is entitled to benefits under the Plan and has not received them, the Officer or his authorized representative (each, a “claimant”) may file a claim for benefits. The Vice President of Compensation and Benefits decides claims for benefits under the Plan. The claimant must submit the written claim to the following address:
Vice President of Compensation and Benefits
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, VA 22042

The letter must state the reason why the claimant believes the Officer is entitled to benefits, and the letter must be received no later than 90 days after the Officer’s termination of employment, or 90 days after a payment was due, whichever comes first.
If the claim is denied, in whole or in part, the claimant will receive a written response within 90 days. This response will include (i) the reason(s) for the denial, (ii) reference(s) to the specific Plan provisions on which denial is based, (iii) a description of any additional information necessary to perfect the claim, and (iv) a description of the Plan’s claims and appeals procedures. In some cases more than 90 days may be needed to make a decision, in which case the claimant will be notified prior to the expiration of the 90 days that more time is needed to review the claim and the date by which the Plan expects to render the decision. In no event will the extension be for more than an additional 90 days.
Appeal of Denied Claim. The claimant may appeal a denied claim by filing an appeal with the Benefit Plans Administrative Committee within 60 days after the claim is denied. The written appeal should be sent to the Benefit Plans Administrative Committee at the following address:
Benefit Plans Administrative Committee
Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, VA 22042

As part of the appeal process the claimant will be given the opportunity to submit written comments and information and be provided, upon request and free or charge, with copies of documents and other information relevant to the claim. The review on appeal will take into account all information submitted on appeal, whether or not it was submitted or considered in the initial benefit determination. A decision will be made on the appeal within 60 days, unless additional time is needed. If more time is needed, the claimant will be notified prior to the expiration of the 60 days that up to an additional 60 days is needed and the date by which the Plan expects to render the decision. If the claim is denied, in whole or in part, on appeal the claimant will receive a written response which will include (i) the reason(s) for the denial, (ii) references to the specific Plan provisions on which the denial is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, copies of all documents and other information relevant to the claim on appeal, and (iv) a description of the Plan’s claims and appeals procedures.
If the claim is denied on appeal, the Officer has the right to bring an action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended. Any claimant must pursue all claims and appeals procedures described in the Plan document before seeking any other legal recourse with respect to Plan benefits. In addition, any lawsuit must be filed within six months from the date of the denied appeal, or two years from the Officer’s termination date, whichever occurs first.
In exercising their authority and responsibility for deciding claims and appeals, the Vice President of Compensation and Benefits (claims) and the Benefit Plans Administrative Committee (appeals) each have full discretionary authority, including, without limitation, authority to construe the terms of the Plan and to make factual determinations. Their determinations and actions will be conclusive and binding on all persons, and no determination or action will be modified by a court unless the determination or action is proven to be arbitrary or capricious.
9.    Amendment. The Company (acting through the Committee) reserves the right at any time to terminate or amend this Plan in any respect and without the consent of any Officer.
10.    Unfunded Obligations. All benefits due an Officer or the Officer’s beneficiary under this Plan are unfunded and unsecured and are payable out of the general funds of the Company. The Company, in its sole and absolute discretion, may establish a trust associated with the payment of Plan benefits, provided that the trust does not alter the characterization of the Plan as an “unfunded plan” for purposes of the Employee Retirement Income Security Act, as amended. Any such trust shall make distributions in accordance with the terms of the Plan.
11.    Transferability of Benefits. The right to receive payment of any benefits under this Plan shall not be transferred, assigned or pledged except by beneficiary designation or by will or under the laws of descent and distribution.
12.    Taxes. The Company may withhold from any payment due under this Plan any taxes required to be withheld under applicable federal, state or local tax laws or regulations.
13.    Gender. The use of masculine pronouns in this Plan shall be deemed to include both males and females.
14.    Construction, Governing Laws. The Plan is intended as (i) a pension plan within the meaning of Section 3(2) of the Employee Retirement Income Security Act, as amended (“ERISA”), and (ii) an unfunded pension plan maintained by the Company for a select group of management or highly compensated employees within the meaning of Department of Labor Regulation 2520.104-23 promulgated under ERISA, and Sections 201, 301, and 401 of ERISA. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company. Except to the extent that federal legislation or applicable regulation shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the Commonwealth of Virginia.

15.    Severability. If any provision of the Plan is found, held or deemed to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 27th day of March, 2018.

NORTHROP GRUMMAN CORPORATION

By: /s/ Denise M. Peppard
Denise M. Peppard
Corporate Vice President and Chief Human Resources Officer

Appendix for Corporate Policy Council (CPC) Officers other than the Chief Executive Officer
The following benefits shall apply for purposes of eligible Officers (other than the Company’s Chief Executive Officer) who are members of the CPC:
Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal one and one half (1.5) times the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.
Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for eighteen months following the Officer’s termination date.
Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date: (i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $18,500 and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $18,500.

Appendix for non-CPC Officers
The following benefits shall apply for purposes of eligible Officers who are not members of the CPC:
Section 4(a). Lump-sum Cash Severance Payment. The lump sum cash severance payment shall equal the sum of (A) one year’s base salary as in effect on the effective date of the Officer’s termination, plus (B) the Officer’s target annual bonus established under the Company’s annual incentive plan in which he or she was a participant for the fiscal year in which the date of termination occurs. No supplemental bonuses or other bonuses will be combined with the Officer’s annual bonus for purposes of this computation.
Section 4(b). Extension of Medical and Dental Benefits. The Company will continue to pay its portion of the Officer’s medical and dental benefits for one year following the Officer’s termination date.
Section 4(d)(i). Financial Planning. If the Officer is eligible for financial planning reimbursement at the time of termination, the Officer will be reimbursed for any financial planning fees incurred before his termination date. In addition, the Officer will be reimbursed for the following financial planning fees incurred after his termination date: (i) any fees incurred in the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year (including fees incurred before and after the date of termination) shall not exceed $7,500 and (ii) any fees incurred in the year following the year in which the date of termination occurs, provided that the total financial planning reimbursement for such year shall not exceed $7,500.